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                                                                   EXHIBIT 99.12

                           FREQUENTLY ASKED QUESTIONS
                     REGARDING THE PROPOSED MERGERS OF THE
                     PARKER & PARSLEY LIMITED PARTNERSHIPS
              (for use in responding to telephone inquiries only)


Q1:      WHO IS PIONEER NATURAL RESOURCES COMPANY?

A: Pioneer is a large independent oil and natural gas exploration and production company with operations in the United States, Canada, Argentina, South Africa, Gabon and Tunisia. Pioneer's headquarters are in Dallas, Texas.


Q2:      WHEN WAS PIONEER FORMED?

A: Pioneer was created on August 7, 1997 through a merger of Parker & Parsley Petroleum Company and MESA Inc.

         Parker & Parsley was a Midland, Texas oil and gas company whose predecessors began operations in the early 1960's. Parker & Parsley was known for its successful development programs and its growth through acquisitions.

         MESA Inc. began in Amarillo, Texas and later moved to Irving, Texas. The oil and gas company that was founded by Boone Pickens began operations in 1964. MESA Inc. was known for its premier natural gas properties in the U.S., characterized by long lived reserves and stable, low-cost production.


Q3:      WHERE ARE PIONEER'S SHARES TRADED?

A: Pioneer's common stock trades on the New York Stock Exchange and the Toronto Stock Exchange under the ticker symbol "PXD".


Q4:      HOW CAN I FIND PIONEER'S STOCK QUOTES IN MY LOCAL NEWSPAPER?

A: Pioneer trading activity should be listed alphabetically in the New York Stock Exchange listings of your newspaper. Although newspapers differ in the way they abbreviate Pioneer Natural Resources, common abbreviations are "PIONR NAT RES", "PIONEER NATL", and "PION NATL".


Q5:      DOES PIONEER PAY DIVIDENDS? (SEE PAGE 23 OF THE PROSPECTUS)

A:       No.


Q6:      WHY DOESN'T PIONEER PAY DIVIDENDS?

A: The last dividend Pioneer made to its shareholders was a five cent per share dividend paid in September 1998. In January 1999 Pioneer's Board of Directors voted to eliminate the $0.05 stock dividend it had previously paid semi-annually, partly because the administrative cost of paying this nominal dividend exceeded $200,000 per year and also because the Company believed the funds would be used better to reduce Company debt and invest in exploration and development activities.

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Q7:      CAN I PURCHASE STOCK DIRECTLY THROUGH PIONEER?

A: Pioneer does not offer a direct stock purchase plan except to its employees. All stock purchases should be handled through a stock brokerage firm of your choice.


Q8:      I'M A SMALL SHAREHOLDER. CAN THE COMPANY PURCHASE MY SHARES FROM ME?

A: Pioneer does not have a program to allow holders of small numbers of shares (fewer than 100) to sell their shares to the company directly.

         Holders of 100 or more shares of Pioneer Natural Resources Company stock may sell their shares through any stock brokerage firm. From time to time other institutions have made odd-lot tender offers to our stockholders to acquire holdings of fewer than 100 shares. If a third party were to do one of these after the merger, you would get a notice by mail from that other person. Pioneer does not currently plan to buy back odd-lots itself.


Q9:      WHO IS PIONEER'S TRANSFER AGENT FOR COMMON STOCK?


A:       Continental Stock Transfer & Trust Company         Toll-free phone:  1-888-509-5586
         2 Broadway, 19th Floor                                               1-212-509-4000
         New York, NY 10004

         Beginning late November 2001                   (Telephone numbers will not change)
         Continental Stock Transfer & Trust Company         Toll-free phone:  1-888-509-5586
         17 Battery Place, 8th Floor                                          1-212-509-4000
         New York NY  10004


Q10: I NEED TO CHANGE THE CURRENT REGISTRATION OF MY ACCOUNT DUE TO A DEATH, THE ESTABLISHMENT OF A TRUST, A CHANGE OF IRA/KEOGH CUSTODIAN, A RECENT MARRIAGE OR DIVORCE, ETC.

A: If the plan of merger is approved, and after receipt of stock certificates issued as ownership is currently registered, contact the stock transfer agent for common stock, Continental Stock Transfer & Trust Company, 2 Broadway, 19th Floor, New York, NY 10004. Toll-free phone: 1-888-509-5586.

         After the vote is tallied and if the merger is not approved, contact the limited partnership transfer agent in writing: Parker & Parsley Limited Partnerships Transfer Agent, P.O. Box 3178, Midland, TX 79702-3178.


Q11: I OWN UNITS IN PARKER & PARSLEY LIMITED PARTNERSHIP XXX. IS THIS LIMITED PARTNERSHIP INCLUDED IN THE PROPOSED MERGER? (SEE PAGES 77-78 OF THE PROSPECTUS)

A:       Yes. All of the Parker & Parsley Limited Partnerships are included.

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Q12:     WHAT ARE THE TAX CONSEQUENCES OF THE PARKER & PARSLEY LIMITED
         PARTNERSHIP MERGER? (SEE PAGES 8-9 OF THE SUMMARY IN THE PROSPECTUS AND PAGES 54-57 OF THE PROSPECTUS)

A: The merger will be a taxable transaction. You will generally recognize gain or loss equal to the difference between (1) the value of the Pioneer Natural Resources Company stock you receive in the merger and
         (2) your adjusted tax basis in the partnership interests. Your gain or loss will be capital or ordinary depending on the nature of the assets held in the partnership and the amount of depletion and intangible drilling and development costs that must be recaptured. Tax matters are complicated, and we suggest you consult a tax advisor to determine the tax consequences to you. The merger will eliminate the limited partners' schedule K-1 tax reports for years after 2001, which should simplify your tax return preparation and reduce preparation costs.


Q13:     WHAT SHOULD I USE AS MY TAX/COST BASIS? (SEE PAGES 54-57 OF THE
         PROSPECTUS)

A: We suggest you read pages 54-57 of the prospectus and consult your own tax advisor, since this basis may differ from person to person.


Q14:     WHAT DOES "UNAFFILIATED PARTNER" MEAN?

A: It means a limited partner who is not Pioneer USA, its officers, directors, or parent company, Pioneer Natural Resources Company.


Q15: HOW CAN I FIND THE VALUE OF MY LIMITED PARTNERSHIP AND/OR NUMBER OF PIONEER SHARES I WOULD RECEIVE IN THE MERGER? (SEE PAGES 4-5 OF THE PROSPECTUS)

A: Merger values are listed on pages 4 and 5 of the prospectus and on page 2 of the supplement for your partnership. The chart of merger values also includes an estimated number of shares* to be issued based on each $1,000 investment, based on an $18.00 per share price. The tables in Appendix A also provide details about some of the components of the merger value.
         (See pages 49-52 of prospectus for more detail about how the merger value was determined.)


         * The stock price used in the calculation will be the average closing price of PXD as reported by the New York Stock Exchange for the ten trading days ending three business days before the date of the special meeting.

         Prior to the date of the special meeting for each partnership, we will update the number of shares to be issued using the actual closing price of Pioneer common stock for the ten trading days ending three business days before the initial date of the special meeting. You may call D.F. King & Co., Inc. after (date) at (800) 848-2998 to learn the final number of shares you will receive if your partnership approves the merger.

Q16: HOW CAN I CALCULATE THE NUMBER OF SHARES TO BE RECEIVED IN EXCHANGE FOR MY LIMITED PARTNERSHIP UNITS? (SEE PAGE 6 OF THE PROSPECTUS.)

A: Page 6 of the prospectus gives an example of the calculation. Basically, you divide the merger value per $1,000 initial limited partner investment by the share price. Remember that the number of shares to be issued will be based on a price equal to the average closing price of the common stock for the ten trading days that end three business days before the special meetings.


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Q17:     WHAT HAPPENS IF I DON'T VOTE? (SEE PAGES v AND 66-67 OF THE
         PROSPECTUS.)

A: If there is no response from an investor, it is considered a "NO" vote. If an investor returns a signed but not voted card, it is considered a "YES" vote. A signed proxy card marked "ABSTAIN" is counted as present for purposes of establishing a quorum, but it will not be voted, so it will have the same effect as a vote against the merger.


Q18: I OWE MONEY TO PIONEER ON A NOTE ON A PARKER & PARSLEY LIMITED PARTNERSHIP PRIVATE FUND. HOW DOES THIS AFFECT MY MERGER VALUE? (SEE PAGES 10 AND 57 OF THE PROSPECTUS)

A: Pioneer will apply the common stock that would have otherwise been issued to the limited partner in the merger to reduce the indebtedness by the investor. If the indebtedness is less than the investor's merger value, the limited partner will receive Pioneer Natural Resources Company common stock for the remaining value after payment of indebtedness.

         If the limited partner's indebtedness to Pioneer USA is greater than their merger value, Pioneer USA may collect the deficiency from the limited partner.


Q19: WHY IS THE MERGER A GOOD DEAL FOR ME? (SEE PAGES 7-8, 34-37, 75-76 OF THE PROSPECTUS.)

A Liquidity; provides an oil and gas investment vehicle; merger value equal to or greater than liquidation value; provides acceleration of realization of value; eliminates partnership tax reports; tax incentives have been realized.


Q20: WHAT ARE THE DISADVANTAGES FOR ME IF THE MERGER OCCURS? (SEE PAGES 8 AND 20-26 OF THE PROSPECTUS.)

A Owning common stock in a corporation is a fundamental change in the nature of the investment; there are market risks attendant to an investment in a public company; you will have to sell stock if you want to receive cash since the company does not plan to pay dividends; tax considerations; and others.


Q21: WHAT IS THE REASON FOR THE CERTIFICATION OF NON-FOREIGN STATUS? (SEE PAGE 9 OF THE PROSPECTUS.)

A: We are required by law to withhold federal income taxes from the common stock of Pioneer Natural Resources Company that you will receive in the merger, unless you certify to us that you are a U.S. person as defined in the Certification of Non-Foreign Status. Your certificate must include your taxpayer ID number and address and be properly signed.
         You will be able to credit any amounts we withhold against your U.S. federal income tax liability. If you do not otherwise file reports and pay U.S. federal income taxes, you will not be able to recover the withheld amounts.


Q22: WILL I RECEIVE A SEPARATE STOCK CERTIFICATE FOR EACH LIMITED PARTNERSHIP THAT I OWN?

A No, you will receive one certificate reflecting the number of shares due from all of your partnerships.

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Q23:     HOW SHOULD THE PROXY CARD BE SIGNED IF

         a) THERE IS JOINT OWNERSHIP (both owners should sign)

         b) THE OWNER IS DECEASED (executor/administrator, etc. should sign)

         c) MY NAME HAS CHANGED (sign with name printed on proxy card.)


Q24:     HOW WILL I KNOW THE OUTCOME OF THE VOTE?

A There will be a news release issued announcing the partnerships that voted to merge. If you receive a check for cash distributions after the meeting date, you will know that your partnership did not approve the merger. If you receive stock, you will know that it did approve the merger.


Q25: WHERE DO I SEND MY LIMITED PARTNERSHIP CERTIFICATES FOR EXCHANGE? (SEE PAGE VI OF THE PROSPECTUS.)

A If a merger is completed, your certificates in that partnership will be cancelled without further action by you. You will be mailed a certificate of Pioneer common stock issued in your name.


Q26: WHO CAN I CONTACT IF I HAVE ADDITIONAL QUESTIONS OR IF I WANT MORE INFORMATION ON PIONEER, SUCH AS ANNUAL REPORT, COPIES OF FORMS 10-K OR 10-Q?

A        Contact Pioneer's Investor Relations department at (972) 969-3584 or
         (972) 969-3583. Please also see "Where You Can Find More Information" on pages beginning on the inside front cover of the prospectus.


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